                                                                    EXHIBIT 10.5
                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of the tenth (10th) day of October, 2000 (the "Effective Date"), by and between W August Hillenbrand ("Executive") and Hillenbrand Industries, Inc., an Indiana corporation (the "Company").

         STATEMENT OF PURPOSE

         Executive serves as Chief Executive Officer of the Company and intends to retire from his position as Chief Executive Officer on December 2, 2000. He shall continue to serve as a member of the Board of Directors of the Company and shall make himself available as a consultant to the Company.

         Executive's employment with the Company and service as Chief Executive Officer shall cease on December 2, 2000 (the "Date of Termination"). The Company and Executive wish to confirm in this Agreement that Executive's employment shall terminate and to specify the payments and other benefits that shall be provided to Executive by the Company under documents, contracts and plans, as well as certain other consideration, and to settle in full all matters relating to Executive's employment with the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1.       Termination of Employment; Payments.

                  (a) The Company and Executive acknowledge that Executive shall serve as an officer and employee of the Company, and shall remain on the Company's payroll and receive base salary at an annual rate of $902,700, through the Date of Termination, at which date Executive's employment with the Company shall be terminated, and Executive shall receive any bonus due him as Chief Executive Officer for the fiscal year 2000, payable in a lump sum on or before February 28, 2001. In addition, Executive shall receive payments and benefits as provided in this Agreement, including, without limitation, the payments and benefits described in the following subsections of this Section 1.

                  (b) In consideration of Executive's obligations under Sections 11(b) and (c) and 15 below, commencing on the Date of Termination and ending on September 18, 2005 (the "Consulting/Noncompetition Period"), Executive shall receive compensation of $34,911.54 biweekly, annualized at $907,700. Executive and the Company hereby agree that $227,000 of the annualized payments is for Executive's obligations under Section 11(b) and (c) below, and $680,700 of the annualized payments is for Executive's obligations under Section 15 below.

                  (c) In consideration of Executive's obligations under Section 11(b) and (c) below, payouts in respect of performance share awards shall be made based on actual results for full cycles as follows: on or before February 28, 2002 for the 1999-2001 cycle; on or before February 28, 2003 for the 2000-2002 cycle.

                  (d) On the first day of the first calendar month that commences after the end of the Consulting/Noncompetition Period, payment of retirement benefits shall commence as provided in Section 4 below.

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                  (e) In the event of Executive's death before payments due
under Section 1(b) or 1(c) above are completed, remaining payments shall become due and payable to Executive's beneficiary (or estate, as the case may be) in a lump sum, without discount and in the case of payments due under Section 1(c) above, assuming achievement in full of target goals for full cycles.

         2. Continuation of Medical and Dental Benefits. For the remainder of Executive's life and that of his spouse, the Company shall continue to provide Executive and his spouse with medical and dental benefits on no less favorable a basis than such benefits are provided to other senior executives of the Company. In the event that Executive or his spouse shall cease to be eligible for coverage under any plan or program of the Company, the Company shall pay Executive no less frequently than quarterly in advance an amount which is sufficient for Executive to purchase coverage equivalent to that otherwise required to be provided pursuant to this Section 2.

         3. Stock Awards. Executive has been granted stock options on the Company's common stock under the 1996 Stock Option Plan. The Company agrees that all stock options, to the extent not already exercisable, shall become exercisable as of the Date of Termination and that all stock options shall remain exercisable through their respective originally scheduled expiration dates.

         4.       Retirement Benefit.

                  (a) Executive shall be entitled to a retirement benefit under the Hillenbrand Industries, Inc. Pension Plan (the "Pension Plan") and the Hillenbrand Industries, Inc. Senior Executive Compensation Program (the "SECP") as in effect on the Effective Date, provided, however, that

                      (i) the retirement benefit payments shall commence on the first day of the first calendar month that commences after the end of the Consulting/Noncompetition Period,

                      (ii) the retirement benefit payments shall not be reduced for commencement prior to Executive's Normal Retirement Age (as defined in the Pension Plan),

                      (iii) for purposes of determining the retirement benefit payments, Executive shall be credited with the number of years of Credited Service (as defined in the Pension Plan) that he would have had if he had continued to be employed by the Company until Normal Retirement Age, and

                      (iv) for purposes of determining the amount of the retirement benefit payments, $902,700 of the annual payments made pursuant to
Section 1(b) above shall be included in the computation of Average Monthly Earnings (as defined in the Pension Plan).

                  (b) To the extent that any retirement benefit payment determined as provided in this Section 4 cannot be made under either the Pension Plan or the SECP, such payment shall be made pursuant to this Section 4.



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         5.       Deferral Program. Pursuant to the terms of the SECP as
supplemented by the policies and practices of the Company, Executive has deferred certain amounts of base salary, incentive compensation and/or perquisite compensation, resulting in a Deferred Compensation Account ("DCA") for Executive, credited in part at a prime interest rate and in part at a rate equal to the change in the S&P 500 index (which includes, for clarification, reinvested dividends). Further, under the SECP, certain amounts of "Performance Share Compensation", as defined in the SECP, have been deferred, resulting in a Deferred Stock Ownership Program ("DSOP") for Executive, which are assumed to be invested in common stock of the Company. The Company agrees that any unvested stock in the DSOP shall vest and become nonforfeitable on the Date of Termination. The Company further agrees that Executive shall, both before and after the Date of Termination, continue to be eligible to continue to defer the deferred funds in the DCA and the stock in the DSOP on the Date of Termination until November 30, 2019, under the same terms and conditions as are available to continuing senior executives. To the extent that the Company's deferral plans do not permit such continued deferral arrangements, Executive shall be provided with equivalently beneficial deferral arrangements under this Agreement.

          6. Other Benefits. In addition to the foregoing, in consideration of Executive's obligations under Section 11(b) and (c) below, the Company agrees as follows:

                           (a)  The Company shall through the
Consulting/Noncompetition Period continue to provide Executive with perquisites and perquisite compensation (including, without limitation, a car allowance) on no less favorable a basis than the basis on which Executive received such benefits as of the Effective Date.

                           (b)  The Split Dollar Life Insurance Agreement
("Split Dollar Agreement") between the Company and Executive dated as of March 11, 1998 shall continue in effect until the date Executive reaches age 72 or, if later, the date on which the difference between (i) the cash value of the life insurance policy attached to the Split Dollar Agreement as Exhibit A to such Agreement (the "Policy") and (ii) the Company's total net outlay with respect to the Policy is sufficient to fully fund a death benefit in the amount of $5 million. In this regard, the Company and Executive shall continue to pay premiums on the Policy as contemplated in the Split Dollar Agreement and the Policy.

                           (c)  The Company shall, at its sole expense, provide
Executive for life with:

                                (i)    an office, comparable in both quality
                                       and location to Executive's office as of the Effective Date;

                                (ii)   a secretary, who may be his current
                                       secretary or another secretary of his
                                       choosing; and

                                (iii) security systems and services on no less favorable a basis than the basis as of the Effective Date.

                           (d)  As of the Date of Termination, the Company
shall transfer ownership to Executive of his current office furniture and equipment (as well as any home-office equipment supplied by the Company).

                           (e)  Following the Date of Termination, the Company
shall continue to take telephone, e-mail and other messages for Executive and forward such messages and any personal mail received by the Company addressed to him (other than mail relating to the Company's business and not to Executive in his personal capacity).

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                           (f)  Executive shall, through the
Consulting/Noncompetition Period, and thereafter to the extent reasonable (as determined by the Company), continue to have access to the use of Company aircraft on no less favorable a basis than such access and use are made available to other senior executives of the Company for personal use. The use of Company aircraft shall be for Executive's individual personal use only and he shall reimburse the Company for such use in the same manner as he had reimbursed the Company in the past. In the event the Company determines to lease aircraft rather than own aircraft, Executive shall continue to have access to the use of such leased aircraft on a basis no less favorable than such access and use are made available to other senior executives of the Company for personal use, and Executive shall reimburse the Company based on the actual leasing cost to the Company for the aircraft.

                           (g)  The Company shall promptly reimburse to
Executive any reasonable business expenses properly incurred before the Date of Termination in accordance with the Company's expense reimbursement policies and practices.

         7. Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payments described herein all federal, state and local taxes required to be withheld by applicable law.

         8. Release of the Company. Executive agrees that on the Date of Termination he will execute and deliver to the Company the Release attached hereto as Exhibit A. Any revocation by Executive of such Release during the revocation period provided for therein shall cancel any and all undertakings, promises, and obligations of the Company set forth in this Agreement. Provision to Executive by the Company of the considerations provided for in this Agreement shall be conditional upon Executive not revoking the Release.

         9. Release of Executive. In consideration of Executive's entering into this Agreement and only to the extent permitted by applicable law, the Company, for itself, its affiliates, their respective predecessors and successors, and all of the present and former directors, officers, employees, agents, representatives, successors and assigns of any of the foregoing, hereby releases and forever discharges Executive and his heirs, personal representatives, successors and assigns from any and all claims, demands, damages, actions, and causes of action, of whatever kind or nature, in law, equity or otherwise, that the Company or any of said persons or entities now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the Effective Date, including without limitation all rights and claims the Company or any of said persons or entities have or might have as a result of Executive's status as an officer, director, agent, representative or employee of the Company or any of said entities or the termination of that status; provided, however, that this release shall not apply to (i) any claim by the Company for repayment of costs and expenses advanced to Executive pursuant to Section 10 of this Agreement to the extent that it is ultimately determined that Executive is not entitled to be indemnified against such costs and expenses or (ii) any rights the Company may have to obtain contribution in the event of the entry of judgment against the Company as a result of any act or failure to act for which both Executive and the Company are jointly responsible. As of the Effective Date, the Company has no knowledge of any claim, or potential claim, against Executive arising out of any of the events described above.

          10.     Indemnification.

                  (a) If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he was a director, officer, employee, consultant, representative or agent of the Company or was serving at the request of the Company as director, officer, member, employee, consultant, representative or agent of another corporation,

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partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans, or if any claim, demand, threat, discovery request, or request for testimony or information (a "Claim") is made or is threatened to be made that arises out of or relates to Executive's service in any of the foregoing capacities, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation, bylaws or the laws of the State of Indiana against any and all costs, expenses, liabilities and losses (including without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant, representative or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. To the extent permitted or authorized by the Company's certificate of incorporation, bylaws, or the laws of the State of Indiana the Company shall advance to Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim promptly after receipt by the Company of a written request for such advance. Such request shall, to the extent required by law, include an undertaking by Executive to repay the amount advanced to the extent that it is ultimately determined that he is not entitled to be indemnified against such costs and expenses.

                  (b) The Company agrees to provide Executive with coverage under its directors' and officers' liability insurance policy until such time as suits against Executive are no longer permitted by law, to the extent and in the amount that such coverage is then being provided to any other present or former directors, or present or former senior executives, of the Company.

          11.     Confidentiality; Non-Competition.

                  (a) Executive shall not at any time without the prior approval of the Company disclose to any person, firm, corporation or other entity any trade secret, confidential customer information, or other Confidential Information, except in the ordinary course of carrying out his duties under this Agreement or if ordered to so disclose by a court or government agency with apparent jurisdiction. For purposes of this Agreement, the term "Confidential information" shall mean any proprietary information not known within the industry or by the public generally regarding the business then being conducted by the Company, including, without limitation, financial information, marketing and sales information and business and strategic plans.

                  (b) Executive shall not at any time without the prior approval of the Company during the Consulting/Noncompetition Period, directly or indirectly (either individually or as an agent, employee, director, officer, stockholder, partner or individual proprietor, consultant or as an investor who has made advances on loan capital or contributions to equity capital), engage in any activity which he knows (or reasonably should have known) to be competitive with the business of the Company as being carried on both at the Date of Termination and at the future date in question. Nothing in this Agreement, however, shall prevent Executive from owning, as an investment, up to two (2%) percent of the outstanding capital stock of any competitor of the Company, shares of which are regularly traded on a national securities exchange or in over-the-counter markets.

                  (c) Executive shall not at any time without the prior approval of the Company during the Consulting/Noncompetition Period solicit any persons who are employed by the Company to terminate their employment with the Company (other than secretarial or clerical employees).

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

                  (d) For purposes of this Section 11, the term "Company" includes any corporation more than 50% of the voting stock of which is owned, directly or indirectly, by the Company.

         12. Mutual Nondisparagement. Executive shall not knowingly make any public statement that disparages or defames the Company or any of its directors or officers. The Company shall not knowingly make any public statement that disparages or defames Executive. Notwithstanding the foregoing, nothing in this Section 12 shall prohibit any person from (x) making truthful statements when required by law or by order of a court or other body having jurisdiction or
(y) responding publicly to incorrect, disparaging or derogatory public statements made in violation hereof to the extent reasonably necessary to correct or refute such public statements.

         13. Resolution of Disputes. Any dispute arising under or relating to this Agreement, any other agreement to which Executive and the Company or any of its affiliates are parties, Executive's employment with the Company, or the termination of such employment shall, at the election of Executive or the Company, be resolved by binding arbitration, to be held in Indianapolis, Indiana in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall pay its own costs and expenses relating to any such dispute, including, without limitation, attorneys' fees.

         14. No Mitigation; No Offset. Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefit attributable to any subsequent employment that he may obtain or on account of any claim the Company may assert against him.

         15. Consulting Services. Until the end of the Consulting/Noncompetition Period, Executive shall make himself available, upon reasonable notice, to provide such advice as may from time to time be reasonably requested by the Company, provided, however, that the rendering of any such advice shall be subject to Executive's personal and business commitments. Executive shall be reimbursed on a fully-tax-grossed-up basis for any reasonable out-of-pocket expenses that he incurs in connection with providing such advice.

         16. Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given (x) when delivered in person, (y) five days after being deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested and addressed as set forth below, and two (2) days after being sent via nationally-recognized overnight courier service to the party to whom such notice is being given addressed as set forth below:

         If to Executive:    334 North Huntersville Road
                             Batesville, Indiana  47006

         If to the Company:  700 State Route, 46 East
                             Batesville, Indiana  47006
                             Attention:  General Counsel


Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

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

          17.     Miscellaneous.

                  (a) This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to principles of conflicts of laws.

                  (b) If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof. The remaining provisions hereof shall remain in full force and effect and the arbitrators or court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

                  (c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing that is signed by Executive and an officer of the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

                  (d) The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  (e) This Agreement (which includes for all purposes its Exhibits), and the agreements, plans, contracts, documents, programs and arrangements described or referenced herein, contain the entire agreement between the Company and Executive in respect of the subject matter hereof, and supersede any previous agreements or contracts in respect of such subject matter that are not so described or referenced herein.

                  (f) As used in this Agreement, the term "affiliate" means any entity which controls, is controlled by, or is under common control with the Company.

                  (g) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

                  (h) Neither this Agreement nor any right or obligation hereunder may be transferred or assigned by Executive (other than by will or by operation of law) without the prior written consent of the Company. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company plans, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive's death by giving the Company written notice thereof.

                  (i) In the event of Executive's death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  (j) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company as contained in this Agreement, either contractually or as a matter of law. The Company further agrees to require any successor (whether direct or indirect, by

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purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company in one or more related transactions expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (k) As used in this Agreement other than in Section 11, the term "Company" shall mean (x) the Company as defined in the preamble to this Agreement, (y) any entity that assumes or agrees to perform this Agreement, by operation of law or otherwise, and (z) any successor to all or substantially all of the business or assets of any of the foregoing.

         18. Representations of the Company. The Company represents and warrants to Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of the Company by its Board of Directors; that this Agreement does not violate any other agreement to which the Company is a party or any applicable law; that all action required to be taken by the Company or any other person or entity for the execution, delivery and performance of this Agreement has been duly and effectively taken; that any action required to be taken by the Board of Directors or any person or committee responsible for administering any plan of the Company to amend, interpret or otherwise act with respect to such plans, has been duly and effectively taken; and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws. The Company acknowledges that Executive has relied upon such representations and warranties in entering into this Agreement.

         19. Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.




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



         IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.


Witness:


/s/ Merrilee W. Heinlein                 /s/ W August Hillenbrand
-----------------------------------      --------------------------------------
                                                W August Hillenbrand



                                         HILLENBRAND INDUSTRIES, INC.



                                         By: /s/ Frederick W. Rockwood
                                           -------------------------------------

                                             Name:     Frederick W. Rockwood

                                             Title:     President


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                                    EXHIBIT A

                                     RELEASE

         In consideration of the covenants, promises and undertakings set forth in the Agreement, dated as of October 10, 2000, between W August Hillenbrand ("Executive") and Hillenbrand Industries, Inc., an Indiana corporation (the "Agreement"), acceptance of which is hereby acknowledged, Executive, on behalf of himself and his heirs, estate, executors, administrators, personal representatives, successors and assigns, hereby releases and forever discharges the Company, any successor to the Company, and any of their present, former and future owners, partners, affiliates, subsidiaries, successors, directors, officers, employees, agents, representatives, attorneys, heirs, and assigns (the "Released Parties"), from and against any and all claims, demands, damages, actions, causes of action, costs, expenses, obligations and liabilities of whatever kind or nature, in law, equity or otherwise, which Executive now has, may ever have had or may have hereafter with respect to the Released Parties, whether known or unknown from the beginning of time to the date of the Release. Without limiting the generality of the foregoing release, Executive releases the Released Parties from any and all known and unknown Employment Related Claims (as defined below) occurring from the beginning of time to the date of this Release, whether based on contract, tort, or employment discrimination laws, including, but not limited to any and all claims arising under the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967 ("ADEA"), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, as each such act and law may be amended, or any other federal or state or local labor law, civil rights law, or human rights law, and whether or not Executive is presently aware of the existence of such claim, damage, action and cause of action, suit or demand; provided, however, that this Release shall not apply to any claims which Executive may have for the payments or provision of the benefits under the Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Agreement, and provided, further, that this Release shall not apply (i) to Executive's eligibility for indemnification in accordance with the Agreement, any other agreement, any insurance policy and applicable laws and the corporate bylaws of the Company with respect to his employment with or service as an officer, director or employee of the Company or in any other capacity on behalf of the Company or its affiliates or (ii) to any rights Executive may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both Executive and the Company are jointly responsible. As of the date hereof, Executive has no knowledge of any claim, or potential claim, against the Company arising out of any of the events described in this Release. For purposes of this Release, "Employment Related Claims" means all rights and claims Executive has or may have related to his employment by or status as an employee, officer or director of the Company or any of its affiliates or to the termination of that employment or status or to any employment practices and policies of the Company or its affiliates.

         Executive acknowledges and agrees that he has read this Release in its entirety and that this Release is a general release of all known and unknown claims, including rights and claims arising under ADEA. Executive and the Company further acknowledge and agree that:

                           (i)   This Release does not release, waive or
discharge any rights or claims that may arise for actions or omissions after the date hereof;

                           (ii)  Executive has entered into the Agreement and
is releasing, waiving and discharging rights or claims hereunder only in exchange for consideration which he is not already entitled to receive;

                           (iii) Executive has been advised, and is being
advised by this Release, to consult with an attorney before executing this Agreement;

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

                           (iv)  Executive has been advised, and is being
advised by this Release, that he has up to twenty-one (21) days within which to consider this Release; and

                           (v)   Executive is aware that this Release shall not
become effective or enforceable until seven (7) days following his execution of this Release and that he may revoke this Release at any time during such period by delivering (or causing to be delivered) to the Company at the address provided in Section 16 of the Agreement written notice of his revocation of this Release no later than 5:00 p.m., central time on the seventh (7th) day following the day on which he executes this Release. Any such revocation by Executive shall cancel any and all undertakings, promises, and obligations of the Company set forth in the Agreement. Provision to Executive by the Company of the considerations provided for in the Agreement shall be conditional upon Executive not revoking this Release.

December 2, 2000


                                                   ----------------------------
                                                           W August Hillenbrand
Subscribed and sworn to before me
this ______ day of December, 2000.


-----------------------------------
         Notary Public






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